UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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WINDSTREAM CORPORATION

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WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

Notice of 2009 Annual Meeting of Stockholders

To be Held May 6, 2009

To the Stockholders of Windstream Corporation:

Notice Is Hereby Given That the 2009 Annual Meeting of Stockholders of Windstream Corporation (“Windstream”) will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201, on Wednesday, May 6, 2009 at 11:00 a.m. (local time), for the following purposes:

1.	To elect nine directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2009;

3.	To vote on two stockholder proposals; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of Common Stock of record at the close of business on March 9, 2009 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

We are pleased to be using a new U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials to you primarily over the Internet. We believe these rules allow us to provide our stockholders with the information they need on a more timely basis while lowering the costs of delivery and conserving natural resources.

Beginning on March 23, 2009, we began mailing our stockholders a notice containing instructions on how to access our 2008 Annual Report, Proxy Statement and Annual Report on Form 10-K and to vote online. The notice also included instructions on how to receive those Annual Meeting materials by mail. If you received those Annual Meeting materials by mail, the proxy card from the Board of Directors was enclosed with this notice and those materials.

By Order of the Board of Directors,

John P. Fletcher
Secretary

Little Rock, Arkansas

March 23, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Windstream Corporation (“Windstream”) to be used at its 2009 Annual Meeting of Stockholders. The meeting will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201 on Wednesday, May 6, 2009 at 11:00 a.m. (local time)

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning March 23, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

VOTING INFORMATION

Shares represented by properly executed proxies will be voted at the annual meeting of stockholders (“the Annual Meeting”). If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder, the proxy will be voted in accordance with the recommendations of the Windstream Board of Directors.

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of Windstream, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

The close of business on March 9, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 440,878,452 shares of Common Stock. This proxy statement is being furnished to stockholders beginning on March 23, 2009.

On all matters to be acted upon at the meeting, each share of common stock is entitled to one vote per share. Under Delaware law and Windstream’s Certificate of Incorporation, if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors. Any other matters submitted to a vote of the stockholders must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter.

The form of proxy for the Annual Meeting provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR ALL NOMINEES.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD ALL NOMINEES.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR ALL NOMINEES” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD ALL NOMINEES,” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The form of proxy for the Annual Meeting also provides a method for stockholders to vote for, against or to abstain from voting with respect to: (i) the ratification of the appointment of PricewaterhouseCoopers LLP as

Windstream’s independent registered public accountants for 2009 and (ii) two stockholder proposals. By abstaining from voting for the foregoing, shares would not be voted either for or against, but would be counted for quorum purposes.

Under the current rules of the New York Stock Exchange (“NYSE”), if a stockholder holds shares through a bank or brokerage firm and the broker delivers this proxy statement to the stockholder, the broker is entitled to vote such stockholder’s shares on the election of directors, PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2009, and the stockholder proposals if the stockholder does not provide voting instructions to the broker.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors that serve on the Windstream Board of Directors is currently set at nine and may be fixed from time to time in the manner provided in Windstream’s Bylaws. Directors are elected to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death. The following slate of nine nominees has been chosen by the Board upon the recommendation of the Governance Committee.

Unless otherwise directed, the persons named in the form of proxy for the Annual Meeting will vote that proxy for the election of the nine persons named below. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, Windstream Board Committees, and age. The year in which each such person was initially elected as a Windstream director also is set forth below.

Carol B. Armitage, age 51, has served as a director of Windstream since September 2007 and serves on the Governance Committee. Ms. Armitage has served as a telecommunications consultant since 1998. From 1995 to 1997 she served as Senior Vice President, Technology and Strategy at General Instrument. Prior to 1995 she held various management and engineering positions during sixteen years of service with Bell Laboratories and Network Systems (which later became Lucent). Since 2000, Ms. Armitage has served as Vice Chairman of SCALA, Inc.

Samuel E. Beall, III, age 58, has served as a director of Windstream since November 2006 and serves on the Compensation Committee. Mr. Beall has served as Chairman of the Board and Chief Executive Officer of Ruby Tuesday, Inc. since May 1995 and also as President of Ruby Tuesday, Inc. since July 2004.

Dennis E. Foster, age 68, has served as Lead Director of Windstream since July 2006 and served as a director of Alltel Holding Corp. (a predecessor corporation to Windstream) from June 2006 to July 2006. Mr. Foster serves as Chairman of the Governance Committee and is a member of the Compensation Committee. Mr. Foster is a principal in Foster Thoroughbred Investments (thoroughbred racing, breeding and training operations) in Lexington, Kentucky, which he joined in June 1995. Mr. Foster served as a director of Alltel Corporation from 1998 through April 20, 2006, where he most recently served as Chairman of the Compensation Committee and a member of the Executive Committee. Prior to June 2000, Mr. Foster served as Vice Chairman of Alltel. Mr. Foster is also a director and Chairman of the Compensation Committee of YRCW (Yellow Roadway Corporation Worldwide) and a director and Chairman of the Audit Committee of NiSource Inc.

Francis X. Frantz, age 55, Chairman of the Board of Windstream since July 2006 and of Alltel Holding Corp. from December 2005 to July 2006. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of USTelecom, a telecom trade association.

Jeffery R. Gardner, age 49, President and Chief Executive Officer of Windstream since July 2006. Mr. Gardner has been a director of Windstream since July 2006 and was a director of Alltel Holding Corp. from December 2005 to July 2006. Alltel Corporation appointed Mr. Gardner in December 2005 to serve as President and Chief Executive Officer of Alltel Holding Corp. Prior to January 2006, Mr. Gardner was the Executive Vice President and Chief Financial Officer of Alltel. Mr. Gardner has been in the communications industry since 1986 and joined Alltel in 1998 when Alltel and 360º Communications merged. While with 360° Communications, he held a variety of other senior management positions such as Senior Vice President of Finance, President of the Mid-Atlantic Region, Vice President and General Manager of Las Vegas and Director of Finance. Since 2008, he has served as a member of the Executive Committee of USTelecom, a telecom trade association. He is a director and a member of the Audit Committee of RF Micro Devices, based in Greensboro, North Carolina.

Jeffrey T. Hinson, age 54, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Hinson also serves as a member of the Audit Committee and the Governance Committee. Since July 1, 2007, Mr. Hinson has served as the President and Chief Executive Officer and a member of the board of directors of Border Media Partners, LLC. Mr. Hinson served as a financial consultant from January 1, 2006 to June 30, 2007. Mr. Hinson served as a consultant to Univision Communications Inc., a Spanish language media company in the United States from July 2005 to December 2005. Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became the radio division of Univision Communications. Mr. Hinson is a director and Chairman of the Audit Committee of LiveNation and a director and Chairman of the Audit Committee of TiVo, Inc.

Judy K. Jones, age 65, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Ms. Jones also serves as a member of the Audit Committee. She is currently a member of the board of directors of Lovelace Respiratory Research Institute and of Lovelace Scientific Resources. She held various senior administrative positions at the University of New Mexico from 1988 to 2006, including Vice President for Advancement, Associate Vice President for Strategic Initiatives (Health Sciences Center) and Chief of Staff to the President of the University.

William A. Montgomery, age 60, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Montgomery also serves as Chairman of the Compensation Committee and is a member of the Governance Committee. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989.

Frank E. Reed, age 74, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Reed also serves as Chairman of the Audit Committee. Mr. Reed is retired and previously served as President and Chief Executive Officer of Philadelphia National Bank from 1990 to 1995. Mr. Reed served as a director of Alltel from 1998 to 2005, where he served as Chairman of the Audit Committee from 1999 to 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE FOREGOING NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

BOARD AND BOARD COMMITTEE MATTERS

During 2008, there were ten meetings of Windstream’s Board. All of the directors attended 75% or more of the meetings of the Windstream Board of Directors and Board Committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders.

The Windstream Board of Directors has affirmatively determined that all of the nominees for director, except Messrs. Francis X. Frantz and Jeffery R. Gardner, have no material relationship with Windstream and are independent directors under the NYSE listing standards. Each director attended the 2008 Annual Meeting of Stockholders. Each of the director nominees was elected at the 2008 Annual Meeting of Stockholders.

In accordance with the NYSE listing standards, the Board has adopted categorical standards for use in determining whether any relationship between a director and Windstream is a material relationship that would impair the director’s independence. Specifically, the Board has determined that one or more relationships between a director and Windstream during the past three fiscal years will not constitute a material relationship that would interfere with the director’s exercise of independent judgment if each such relationship falls within one or more of the following categorical standards:

(1)	The director, or one or more members of the director’s immediate family, purchased services or products from Windstream in the ordinary course of business and on terms generally available to employees or customers;

(2)	The director, or one or more members of the director’s immediate family, was either a director of an entity or owned five percent or less of an entity, or both, that has a business relationship with Windstream, as long as the director or immediate family member was not an executive officer or employee of such entity;

(3)	The director or one or more members of the director’s immediate family was a director or trustee of an entity that had a charitable relationship with Windstream and that made payments to, or received from, Windstream in any fiscal year in an amount representing less than $500,000 for the year in question;

(4)	The director or a member of the director’s immediate family was a shareholder, executive officer or employee of an entity that made payments to, or received payments from, Windstream in any year in question that account for less than $1,000,000 or, if greater, two percent of the entity’s consolidated gross revenues for the year in question.

The standing Committees of the Windstream Board of Directors are the Audit Committee, Compensation Committee and the Governance Committee. Each of the Audit, Compensation, and Governance Committees has a written charter and is comprised entirely of independent directors, as defined under the NYSE listing standards. A brief description of the functions of the Audit, Compensation, and Governance Committees is set forth below.

The Windstream Corporate Governance Board Guidelines specify that the independent directors of the Board must meet at regularly scheduled executive sessions without management and that an independent director selected from time to time by the independent directors shall act as the Lead Director to preside at executive sessions of independent directors. The Windstream Board of Directors has designated Dennis Foster to serve as Lead Director to preside at the executive sessions until his successor is appointed. The executive sessions of the independent directors specified in the Board Guidelines generally occur at the end of each regular meeting of the Board.

The Audit Committee held five meetings during 2008. The Audit Committee assists the Windstream Board of Directors in overseeing Windstream’s consolidated financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent auditors’ engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Windstream management and the Board of Directors. The Audit Committee has been established by the Windstream Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Windstream and the audits of the consolidated financial statements of Windstream as contemplated by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Windstream Board of Directors has determined that each of Messrs. Hinson and Reed and Ms. Jones is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”).

The Compensation Committee held three meetings during 2008. The Compensation Committee assists the Windstream Board of Directors in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. For more information regarding the Compensation Committee, see “Management Compensation — Compensation Discussion and Analysis”.

The Governance Committee held three meetings during 2008. The Governance Committee identifies individuals qualified to become members of the Windstream Board of Directors and recommends director nominees to the Board for each annual meeting of stockholders. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the sole authority to retain and terminate search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Committee recommends director nominees to the Board for approval. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by Windstream’s Corporate Governance Board Guidelines, the NYSE listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; a commitment to serve on the Board over a period of several years to develop knowledge about Windstream, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Windstream. The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee in accordance with the substantive and procedural requirements set forth in Windstream’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

Windstream’s Corporate Governance Board Guidelines, its code of ethics policy entitled “Working With Integrity”, and the charters for the Audit, Compensation and Governance Committees are available on the Investor Relations page of the Windstream Corporation website at www.windstream.com/investors. Copies of each of these documents are also available to stockholders who submit a request to Windstream Corporation, ATTN: Investor Relations, 4001 Rodney Parham Rd, Little Rock, AR 72212. Stockholders and other interested parties may contact the Lead Director or the non-management directors of the Windstream Board of Directors by writing to Windstream Corporation, ATTN: the Lead Director or Non-Management Directors, c/o Corporate Secretary, 4001 Rodney Parham Rd, Little Rock, AR 72212.

STOCK OWNERSHIP GUIDELINES

The Windstream Board of Directors has adopted minimum stock ownership guidelines for Windstream’s directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of Windstream Common Stock valued at least five times the annual cash retainer paid to non-management directors. Executive officers are expected to maintain beneficial ownership of shares of common stock at the following levels: ten times base salary for the Chief Executive Officer; five times base salary for each of the Chief Financial Officer and General Counsel; and three times base salary for all other executive officers. Directors have a transition period of five years from their initial election (or, for incumbent directors as of November 2006, until the date of the 2011 Annual Meeting of Stockholders), and executive officers have a transition period of three years from their initial election (or, for incumbent executive officers as of November 2006, until the date of the 2009 Annual Meeting of Stockholders), to meet the applicable ownership guidelines and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of the shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Directors and officers are also required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted stock or the exercise of stock options.

Based on the foregoing, the table below sets forth the number of shares of Common Stock that each named executive officer is expected to own by the 2009 Annual Meeting of Stockholders:

Named Executive Officer	Guideline Share Amount
Jeffery R. Gardner	511,695
Brent Whittington	118,786
John P. Fletcher	118,786
Richard J. Crane	53,728
Robert G. Clancy	49,342

Based on current ownership amounts, Windstream expects that each of its executive officers will be in compliance with the stock ownership guidelines at the time of the 2009 Annual Meeting of Stockholders. Following the 2009 Annual Meeting of Stockholders, the executive officers will have until 2010 Annual Meeting of Stockholders to meet the increased share guidelines. The actual shares held by the executive officers can be found in the Security Ownership of Directors and Executive Officer’s table.

Each non-management director who was an incumbent director in 2006 is expected to own 21,929 shares of common stock by the 2011 Annual Meeting of Stockholders. For the purposes of the guidelines, unvested shares of restricted stock are considered to be owned.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of March 9, 2009, as to shares of Windstream common stock beneficially owned by each director, named executive officer who was serving as an executive officer at the end of 2008, and by all directors and executive officers of Windstream as a group. Except as otherwise indicated by footnote, the nature of the beneficial ownership is sole voting and investment power, and no shares are pledged as security:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owners	Shares Beneficially Owned(1)	Unvested Restricted Shares(2)	Total Shares Beneficially Owned	Percent of Class (if 1% or more)
Non-Management Directors
Carol B. Armitage	11,596	6,904	18,500	*
Samuel E. Beall, III	14,231	6,904	21,135	*
Dennis E. Foster	100,730	6,904	107,634	*
Francis X. Frantz	389,449	236,106	625,555	*
Jeffrey T. Hinson	17,044	6,904	23,948	*
Judy K. Jones	14,800	6,904	21,704	*
William A. Montgomery	31,454	6,904	38,358	*
Frank E. Reed	41,016	6,904	47,920	*

Named Executive Officers
Jeffery R. Gardner	429,509	888,820	1,318,329	*
Brent Whittington	67,371	228,540	295,911	*
John P. Fletcher	51,953	166,922	218,875	*
Richard J. Crane	29,290	91,076	120,366	*
Robert G. Clancy	45,491	94,665	140,156	*

All Directors and Executive Officers as a Group	1,401,211	2,079,395	3,480,606	*

* indicates less than 1 percent

(1)    Excludes unvested restricted shares and includes shares of common stock owned directly and shares held in the person’s account under the Windstream 401(k) Plan, which are as follows: Gardner 561, Whittington 1,718, Fletcher –0-, Crane 209, and Clancy 23,644.

(2)    Unvested shares of restricted stock are deemed beneficially owned because grantees of unvested restricted stock under Windstream’s equity compensation plans hold the sole right to vote such shares. To date, Windstream has not granted stock options or other similar instruments that would provide the right to acquire beneficial ownership of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information, as of March 9, 2009, with respect to any person known to Windstream to be the beneficial owner of more than 5% of any class of Windstream’s voting securities, all of which are shares of common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	NFJ Investment Group, LLC 2100 Ross Avenue Suite 700 Dallas, TX 75201	22,088,381	5.01%

(1)    Based upon information contained in the Schedule 13G filed on March 10, 2009

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report provides information concerning the Compensation Committee of Windstream Corporation’s Board of Directors. The Compensation Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Compensation Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards.

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in Windstream Corporation’s Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Stockholders and has discussed such disclosures with the management of Windstream Corporation. Based on such review and discussion, the Compensation Committee recommended to the Windstream Board of Directors that the “Compensation Discussion and Analysis” be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Windstream Corporation’s Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.

The Compensation Committee

William A. Montgomery, Chairman
Samuel E. Beall, III
Dennis E. Foster

AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of Windstream Corporation’s Board of Directors. The Audit Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Audit Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards and comprised entirely of audit committee financial experts.

In connection with its function to oversee and monitor Windstream Corporation’s financial reporting process, the Audit Committee has reviewed and discussed with Windstream Corporation’s management the audited consolidated financial statements for the year ended December 31, 2008; discussed with PricewaterhouseCoopers LLP, Windstream Corporation’s independent registered public accountant, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T; received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Windstream Corporation’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2008 be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee

Frank E. Reed, Chairman
Jeffrey T. Hinson
Judy K. Jones

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.    Windstream’s executive compensation program is designed to achieve the following objectives:

•	Align management’s interests with the long-term interests of Windstream’s stockholders;
•	Provide competitive compensation and incentives to attract and retain key executives; and
•	Provide total compensation to Windstream’s executives that is fair and consistent with the interests of Windstream’s stockholders.

Compensation Committee.    Windstream’s Compensation Committee is presently comprised of William A. Montgomery, Chair, Dennis E. Foster and Samuel E. Beall, III. The Windstream Board has determined that each member of the Compensation Committee is an independent director under NYSE listing standards, a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. The Compensation Committee annually reviews and approves goals relevant to Mr. Gardner’s compensation and, based on an annual evaluation of these performance goals, determines and approves Mr. Gardner’s compensation. The Committee conducts this review using a survey of compensation data of comparable employers that is prepared by the Committee’s outside compensation consultant based on criteria specified by the Committee.

The Compensation Committee has the sole authority to retain and terminate any executive compensation consultant to be used in the evaluation of director, CEO or executive officer compensation and to approve the consultant’s fees and other retention terms. The Compensation Committee currently engages Watson Wyatt & Company (“Watson Wyatt”) to assist the Committee in the review and design of Windstream’s executive compensation program, and to provide information on competitive market practices and survey data for both plan design and compensation levels. During 2008, Watson Wyatt performed no other services for the Company outside of these services. For 2008, the Compensation Committee used market benchmark surveys compiled by Watson Wyatt from published survey data. Regression analysis was used to normalize for differences in revenue between companies. In addition, data was summarized from the proxy filings of the following companies: CenturyTel, Embarq, Frontier (formerly Citizens Communications), Qwest, AT&T, Verizon, Alltel, Sprint/Nextel, Comcast, DirectTV, Time Warner Cable, Dish Network Corp., Clear Channel, Cablevision, Charter and Scripps. The summary of compensation from proxy filings is prepared at the Compensation Committee’s request, and it serves as an additional reference to assist the Compensation Committee in its assessment and use of the primary market data.

Windstream’s management assists the consultant in the preparation of these surveys by providing historical compensation information and by reviewing and commenting on preliminary drafts of the survey reports. At the first Compensation Committee meeting of each year (which is expected to be held in early February of each year), the Compensation Committee reviews and approves executive compensation for such year. Based on the compensation surveys and compensation principles previously specified by the Compensation Committee, Mr. Gardner and members of Windstream’s Human Resources department prepare recommendations for compensation levels for executive officers in consultation with the Compensation Committee’s consultant, except that no recommendation is made for Mr. Gardner’s compensation. The Compensation Committee then meets to review and determine Mr. Gardner’s compensation and reviews and recommends the compensation for all other executive officers. The Compensation Committee determines Mr. Gardner’s compensation, and recommends the compensation of all other executive officers, based on an evaluation of a number of factors, including historical compensation and performance, retention considerations, discussions with Windstream management including Mr. Gardner, compensation survey data, and discussions with the compensation consultant. The Windstream Board approves or, in the case of Mr. Gardner’s compensation, ratifies the actions of the Compensation Committee.

Elements of Compensation.    The compensation of Windstream’s executive officers consists of three principal components:

•	Base salary;
•	Short-term (annual) cash incentive payments; and
•	Long-term incentives in the form of equity-based compensation.

The compensation program for all executive officers also includes the Windstream 2007 Deferred Compensation Plan, the Windstream 401(k) Plan, a change-in-control agreement, and other limited perquisites. Windstream has also entered into an employment agreement with Mr. Gardner, and certain executive officers are eligible to participate, on a grandfathered-basis, in the Windstream Pension Plan and the related Windstream Benefit Restoration Plan.

2008 Compensation Philosophy.    The Compensation Committee considers the total compensation of each executive officer as well as the allocation of compensation among base salary, short-term incentive compensation, and equity-based compensation for determining compensation levels. For 2008, the Compensation Committee targeted base salary between the 50th and 75th percentile, and short and long-term incentives at the 75th percentile, of market compensations of officers in similar positions at comparable companies. The target levels for compensation reflect a number of considerations including the desire to have flexibility in setting compensation levels that reflect the strong financial and operating performance of the Company relative to other rural local exchange carriers. The target levels also provide appropriate retention incentives for the management team in light of the increasing competitive pressures faced by Windstream in its markets. The Compensation Committee may set compensation above the targeted range for an individual executive officer based on a number of factors including the executive’s experience and performance, retention considerations, and the scope of his or her job responsibilities compared to officers at similar positions at comparable companies. The Compensation Committee believes that a substantial portion of executive compensation should be at risk through allocation of compensation to short-term cash incentives and long-term equity-based incentives. The following table illustrates the allocation for each named executive officer for 2008:

Named Executive Officer	Percentage of Total Direct Compensation Allocated to Short-term Incentive and Performance-Based Equity Compensation (%)	Percentage of Total Direct Compensation Allocated to Equity- Based Compensation (%)
Jeffery R Gardner	84	56
Brent Whittington	53	44
John P. Fletcher	54	39
Richard J. Crane	48	39
Robert G. Clancy	45	34

Total direct compensation for these purposes equals base salary, short-term cash incentive payment at target levels and the full up-front fair value of equity-based awards determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Compensation”.

2009 Compensation.    For 2009, the Compensation Committee has determined to freeze the three principal components of compensation for all named executive officers at the levels approved for 2008. Accordingly, all named executive officers have been approved to receive in 2009 the same base salary, target payout percentage for short-term incentive compensation, and annual grant value for equity compensation as such persons received in 2008. Additionally, the Compensation Committee has eliminated beginning in 2009 the perquisites for country club memberships and financial planning thus resulting in a reduction in total direct compensation for all named executive officers. The Compensation Committee implemented these actions for 2009 based upon the recommendation of management of Windstream in response to the difficult conditions that are expected to be experienced by the general U.S. economy during 2009.

Base Salary.    The Compensation Committee determines base salary primarily based upon individual performance and benchmark surveys provided by its compensation consultant that compare the base salary of individual executives to the salary of executives in similar positions at comparable companies. During 2008, the base salary of Windstream executives was within the target levels of base salary of officers in similar positions at comparable companies, with the exception of Messrs. Fletcher and Clancy, whose base salaries were slightly above the 75th percentile. Base salary is designed primarily to provide competitive compensation that reflects the contributions and skill levels of each executive.

Short-Term Cash Incentive Payments.    Windstream maintains short-term cash incentive plans which are designed primarily to motivate executives to achieve company-wide performance goals over annual or quarterly periods. Under these plans, the Compensation Committee sets different target payout amounts (as a percentage of base salary) for all executive officers in order to reflect such individual’s contributions to Windstream and the market level of compensation for such position. The Compensation Committee has adopted short-term incentive plans as part of its goal to make a substantial portion of total direct compensation at risk. The Compensation Committee determines the target payout percentages for all executive officers primarily based upon benchmark surveys provided by its compensation consultant that compare the target payouts for each Windstream executive to the short term incentive payments to executives in similar positions at comparable companies. During 2008, the Compensation Committee set the target payout percentage for the short-term incentives for all executive officers below the Compensation Committee’s target for officers in similar positions at comparable companies, except that the percentage for Mr. Fletcher was set at slightly above the level for the 75th percentile.

During 2008, the executive officers participated in a cash short-term incentive plan based on Windstream’s achievement of the annual performance goal of operating income before depreciation and amortization from current businesses (“OIBDA”), which is a non-GAAP financial measure and is one of the principal measures used by Windstream to communicate its financial performance in its quarterly earnings releases. Windstream provides the methodology for calculating this non-GAAP measure in the Current Report on Form 8-K that accompanies its quarterly earnings releases. The OIBDA measure also includes the results of operation of the wireless business for the period prior to its sale in November 2008. On a GAAP basis, the results for the wireless business were presented as discontinued operations in Windstream’s financial statements, but the OIBDA measure includes the wireless results since the projected OIBDA from this business was included in establishing the 2008 annual performance goals. For 2007, the short-term incentive plan for executive officers also included net addition of broadband subscribers. This component was removed for 2008 to allow for 100% allocation to OIBDA, which is a critical indicator of Windstream’s ability to generate sustainable cash flows over a long period of time.

Under the Windstream short-term incentive plan, executive officers were eligible to receive payments in proportion to Windstream’s achievement of the performance goal that was set at minimum (or threshold), target and maximum levels. The executive officers were eligible to receive 50% to 200% of these target payout amounts if threshold or maximum levels, respectively, were achieved. No payout would be made if performance was below the threshold level. During 2008, the target performance goal was the achievement of OIBDA of $1,624 million. Windstream’s actual performance for OIBDA for 2008 was $1,650.5 million, which reflected an approximate 180% achievement against the target performance goal for OIBDA. The following table shows the target and actual payouts under the short-term incentive plan for 2008:

Named Executive Officer	Target Payout Percentage	Actual Payout Percentage
Jeffery R. Gardner	100%	180%
Brent Whittington	70%	126%
John P. Fletcher	70%	126%
Richard J. Crane	50%	90%
Robert G. Clancy	40%	72%

The Compensation Committee believes the payouts reflect the strong financial performance driven by Windstream’s management for this period and reflect results at the high end of external guidance issued at the beginning of 2008 by Windstream’s management team. The Committee also believes the payouts recognize the contribution of Windstream’s industry leading operating metrics, which coupled with aggressive cost management efforts, contributed to an OIBDA decline of less than 1% year-over-year.

Equity-Incentive Awards.    Windstream maintains an equity-based compensation program for executive officers to provide long-term incentives, to better align the interests of executives with stockholders and to provide a retention incentive. The Compensation Committee has implemented its equity-compensation program as part of its goal to make a substantial portion of total direct compensation at risk. The Compensation Committee also prefers equity incentives over cash and has used it exclusively in lieu of cash as the method of providing long-term compensation incentives. Each officer receives a portion of his or her total direct annual compensation for a given year in the form of long-term equity-based incentive compensation.

All Windstream equity compensation awards have been issued as either time-based restricted stock or performance-based restricted stock under the Windstream 2006 Equity Incentive Plan. Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees. The Compensation Committee believes that restricted stock or performance-based restricted stock awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend, low-growth profile of Windstream.

During the vesting period, the executives have the rights of a stockholder to vote the restricted stock and to receive any cash dividends paid with respect to the restricted shares. A principal factor in the Committee’s decision to pay dividends on all unvested shares of restricted stock is to keep Windstream’s compensation competitive with the equity pay practices of the rural local exchange carriers in Windstream’s comparative group. For the periods for which public information is available, none of such peers have placed performance conditions on their grants of restricted stock, and all such peers pay dividends on unvested restricted stock. Windstream awards comparable amounts in value, and puts performance targets on 100% of Mr. Gardner’s grant and 50% of the grant of all other executive officers.

The Windstream Board of Directors has delegated responsibility for administration of the 2006 Equity Incentive Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all equity compensation awards to directors, executive officers and all other eligible employees at its first regularly scheduled meeting of each year, which is expected to occur each February. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the 2006 Equity Incentive Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Windstream common stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share). As a matter of policy, the Compensation Committee does not approve awards of equity compensation through the adoption of a unanimous written consent in lieu of a meeting.

During 2008, the Compensation Committee approved the following categories of equity compensation awards to executive officers:

•	Time Based Vesting Awards — For each executive officer other than Mr. Gardner, fifty percent (50%) of each 2008 stock award vests ratably over three years.
•

Performance Based Vesting Awards — Mr. Gardner received one hundred percent (100%), and each other executive officer received fifty percent (50%), of his or her stock grants in the form of performance-based restricted stock. The stock vests ratably over a three-year period with each year set as a separate performance period. The stock vests only if the performance threshold is met and the executive is still employed on the date of vesting. For 2008, the performance criteria was set at 90% of the OIBDA goal of $1,657 million, and this goal was achieved.

•	The grant date values of the executive officer equity grants were between the 50th and 75th percentile for officers in similar positions at comparable companies.

In future periods the Compensation Committee will set the performance measure for the 2008 grant of performance-based restricted shares using an OIBDA measure no greater than 90% of the OIBDA goal established by the Company for the short-term incentive plan. For the performance period from January 1 to December 31, 2009, the Compensation Committee has set the performance measure at 90% of the OIBDA goal established by the Company for the short-term incentive plan. During 2009, the Compensation Committee determined that the equity grant values will remain flat compared to 2008 levels for the named executive officers and 100% of the annual equity-based compensation award to Mr. Gardner, and 50% of the annual equity-based compensation awards to all other executive officers, would be in the form of performance-based restricted stock based on the achievement of a specified level of OIBDA.

Retention is a key driver of the decision to grant time-based vesting restricted stock. In addition, performance-based vesting restricted stock is also granted to align executive’s with key long-term company objectives and to preserve the deductibility of compensation related to awards under Section 162(m) of the Internal Revenue Code.

As discussed above, Windstream has adopted minimum share ownership guidelines that apply to Mr. Gardner and all other executive officers. The minimum share ownership guidelines are intended in part to ensure that executive officers retain the shares of Windstream common stock such that they continue to have a material financial interest in Windstream which is aligned with the shareholders. In addition, under Windstream’s insider trading compliance policy, directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in equity securities of Windstream other than purchases of long call options or the sale of short put options that are not closed prior to their exercise or expiration date. The policy also prohibits the purchase of shares on loan or margin and short sales.

Severance Benefits.     Except for Mr. Gardner, Windstream has no agreement or plan to provide severance benefits to executive officers other than benefits that are generally available to all employees under Windstream’s severance plan and benefits available under the change-in-control agreements discussed below. During 2006, the Compensation Committee approved an employment agreement with Mr. Gardner that includes a severance benefit of two times base salary (at the time of severance), or $1.982 million based on Mr. Gardner’s base salary during 2008. The employment agreement provides for no gross up of taxes for severance outside of a change-in-control situation. The employment agreement provides that Mr. Gardner’s base salary will be no less than $700,000 per year. If Mr. Gardner experiences a separation from service following a change of control, the severance benefits provided under the terms of the change-in-control agreements discussed below will govern, and no severance is available under the employment agreement in such circumstance. The Compensation Committee approved the foregoing severance benefit to Mr. Gardner to recognize the importance of his service and contributions to Windstream, to recognize that it would be difficult for him to find comparable employment during a short period of time following a separation, and to reflect market practice of providing similar severance benefits to the CEO position. Prior to approving the agreement in 2006, the Compensation Committee specifically engaged Watson Wyatt to review Mr. Gardner’s severance benefits and other provisions of the employment agreement, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreement.

Retirement Plans.    Windstream maintains a defined benefit pension plan and a qualified 401(k) defined contribution plan for its executive officers and employees. Participation in the pension plan is frozen except for a 5 year transition period for participants who were above the age of 40 with at least two years of service at the end of 2005 and bargaining unit employees. Messrs. Gardner, Clancy and Crane continue to be eligible to accrue benefits under the pension plan until 2010.

Windstream maintains a 401(k) plan which provides for potential matching employer contributions of up to 4% of a participant’s compensation. Prior to 2009, the potential matching contribution was up to 6% of a participant’s compensation. The Compensation Committee maintains the 401(k) plan in order to provide employees with an opportunity to save for retirement with pre-tax dollars. The 401(k) plan also allows Windstream to fund its contributions to this plan in a predictable, consistent manner.

Deferred Compensation Plans.    Windstream maintains the 2007 Deferred Compensation Plan to provide a non-qualified deferred compensation plan for its executive officers and other key employees. The Compensation Committee adopted this plan as part of its effort to provide a total compensation package that was competitive with the compensation arrangements of other companies. The plan also offers participants the ability to defer compensation above the IRS qualified plan limits.

Change-In-Control Agreements.    During 2006, the Compensation Committee approved change-in-control agreements for Mr. Gardner and each executive officer in order to provide some protection to those individuals from the risk and uncertainty associated with a potential change-in-control. The Compensation Committee also adopted the change-in-control agreements as part of its efforts to provide a total compensation package that was competitive with the compensation arrangements of other market participants. Prior to approving the change-in-control agreements in 2006, the Compensation Committee specifically engaged Watson Wyatt to review the payment multiples and other terms of the change-in-control agreements, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreements. When it approved the change-in-control agreements, the Compensation Committee considered the total amount of compensation that Mr. Gardner and each other executive officer would receive in a hypothetical termination under all of the change-in-control benefits described below.

Based on the foregoing, the Compensation Committee approved the payment of change-in-control benefits to Mr. Gardner and the other executive officers on a “double-trigger” basis, which means that a change-in-control of Windstream must occur and the officer must terminate employment with Windstream through either a resignation for “good reason” or a termination without “cause” (as those terms are defined in the change-in-control agreement). Upon a qualifying separation from service, the executive officers are eligible for a cash, lump sum payment based upon a multiple of base salary and target bonus of three times for Messrs. Gardner, Whittington, and Fletcher and two times for all other executive officers.

In the event of a change-in-control, Windstream has also agreed to provide lump sum cash payments equal to the value of medical and dental benefits for a period of 36 months for Messrs. Gardner, Whittington, and Fletcher and 24 months for all other executive officers. Windstream has also agreed to provide, at its expense, outplacement services from a recognized outplacement provider, except that Windstream’s cost for such services will not exceed $50,000 in the case of Messrs. Gardner, Whittington, and Fletcher and $25,000 in the case of any other executive officer. Also, under the terms of Windstream’s agreements for its equity compensation awards of restricted stock or performance-based restricted stock, the unvested equity awards held by Mr. Gardner and other executive officers will vest on a “double-trigger” basis that is substantially similar to the events that trigger the cash payments under the change-in-control agreements. The change-in-control agreements also obligate Windstream to reimburse each executive officer for excise taxes imposed on such individual pursuant to Section 4999 of the Internal Revenue Code as a result of the foregoing payments if the payments exceed 110% of the greatest amount payable to the executive without triggering excise taxes.

The change-in-control agreements were amended in November 2007 to comply with the final regulations issued under Section 409A of the Internal Revenue Code and to clarify the scope of the non-compete provisions. In consideration of these changes, the term of the agreements was extended one year. No changes have been made to the change-in-control agreements since November 2007.

Perquisites and Other Benefits.    During 2008, the primary perquisites available to Mr. Gardner and other named executive officers were the personal use of corporate aircraft, the payment of the initiation and ongoing fees at a country club, and the reimbursement of up to $5,000 in taxable dollars for financial planning and related expenses. Beginning in 2009, the country club and financial planning programs have been discontinued.

Windstream permits limited personal use of Windstream’s corporate aircraft by Mr. Gardner and other named executive officers. Under Windstream’s policy, this use cannot interfere with other required business use of the aircraft. Mr. Gardner is allowed to utilize Windstream’s corporate aircraft for personal use pursuant to a time-sharing arrangement in which Mr. Gardner reimburses Windstream for the incremental cost of such use, which primarily includes costs for fuel, maintenance charges allocable to such use and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots, and other general charges related to ownership of the aircraft. Other executive officers are allowed to have family members accompany them on a business trip on the aircraft, subject to seat availability and prior approval of Mr. Gardner. Any other personal use of the aircraft by the other executive officers is permitted only as approved in advance by Mr. Gardner. The Compensation Committee monitors the use by Mr. Gardner and all executive officers to ensure the amount of usage is reasonable. Windstream believes that personal use of aircraft for Mr. Gardner and other senior executives is a reasonable benefit in light of the significant demands that are imposed on their schedules as a result of their responsibilities to Windstream.

Compensation of Directors

During 2008, Windstream non-employee directors received the following compensation: (1) an annual cash retainer of $60,000, (2) a cash fee of $1,750 for each Board and committee meeting attended, except that no fees are paid beginning in 2009 for periodic informational update meetings and (3) an annual grant of $60,000 in restricted stock under the Windstream 2006 Equity Incentive Plan. The restricted shares granted to non-employee directors vest if the grantee continues to serve on the Board for the period beginning on the date of grant and ending on February 15, 2009 or, if earlier, if the grantee dies or becomes permanently disabled while serving on the Board or a change of control of Windstream occurs. In addition, each non-employee director who serves as chair of a Board committee received an additional cash fee of $12,500. Board members receive pro-rated amounts of the annual cash retainer, committee chair fees and the annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or Committee Chair.

Mr. Frantz, Chairman of the Board of Directors, retired as an employee of Windstream effective as of December 31, 2006, but continues to serve as Chairman of the Board. During 2006, Mr. Frantz received restricted share grants comprising annual grants for his service as an executive officer and replacement and one-time grants in connection with the spin-off and merger, and these grants will vest in full by August 2009. During 2008, Mr. Frantz received the same compensation received by all other non-employee directors plus an annual supplemental cash retainer in the amount of $25,000 for his service as Chairman.

The following table shows the compensation paid to the non-employee directors of the Windstream Board during 2008:

WINDSTREAM DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Non-qualified Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Carol B. Armitage	82,750	106,641(4)	-0-	222	189,613
Samuel E. Beall, III	82,750	68,622	-0-	222	151,595
Dennis E. Foster	98,750	60,014	-0-	222	158,986
Francis X. Frantz	102,500	1,953,141	114,546	222	2,170,409
Jeffrey T. Hinson	91,500	60,014	-0-	222	151,736
Judy K. Jones	82,750	60,014	-0-	222	142,986
William A. Montgomery	100,500	60,014	-0-	222	160,736
Frank E. Reed	97,000	60,014	-0-	222	157,236

(1)    All stock award amounts in the table above reflect 2008 compensation expense calculated in accordance with SFAS 123(R), and such expense was determined based on the closing price per share of Windstream common stock on the date of grant of the restricted stock. Amount for Mr. Frantz reflects expense for annual grant for service as an executive officer and replacement and one-time grants in connection with the spin-off and merger.

(2)    Amount includes no above-market earnings on a deferred compensation balance of approximately $17.4 million. In the case of a change-in-control, Mr. Frantz would receive a lump sum payout of this balance. Mr. Frantz receives these benefits under arrangements that were approved by Alltel prior to the spin-off and that were assumed by Windstream as part of the spin-off in exchange for cash payments from Alltel totaling the amount of the benefit obligation at the time of the spin-off.

(3)    Includes payments for travel insurance available for all directors.

(4)    Amount includes expense allocation from Ms. Armitage’s initial restricted stock grant in September 2007.

Compensation of Named Executive Officers

The following table shows the compensation paid during all of 2008 by Windstream to Windstream’s President and Chief Executive Officer, Windstream’s Executive Vice President and Chief Financial Officer, and Windstream’s other three most highly compensated executive officers who were serving as executive officers on December 31, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jeffery R. Gardner President and CEO	2008 2007 2006	984,000 884,615 700,000	-0- -0- 315,362	4,204,520 3,997,438 1,050,537	1,787,554 774,474 1,292,845	228,408 166,688 305,605	21,522 18,100 130,003	7,226,004 5,841,315 3,794,352
Brent Whittington EVP and CFO	2008 2007 2006	492,308 394,231 295,833	-0- -0- 17,546	827,940 561,155 154,074	631,326 240,948 214,957	2,471 -0- 392	26,399 18,591 13,834	1,980,443 1,214,925 696,636
John P. Fletcher EVP, General Counsel & Secretary	2008 2007 2006	409,615 371,154 284,375	-0- -0- -0-	641,940 463,848 131,943	520,844 225,888 201,809	-0- -0- -0-	23,081 20,228 9,438	1,595,480 1,081,118 627,565
Richard J. Crane EVP – Chief Marketing Officer (1)	2008	305,000	-0-	331,358	279,587	49,434	23,892	989,272
Robert G. Clancy SVP – Treasurer (1)	2008 2007	284,231 241,923	-0- -0-	394,577 250,090	205,632 94,658	31,583 10,427	21,988 23,082	938,011 620,180

(1)    Mr. Clancy was not a named executive officer for 2006, and Mr. Crane was not a named executive officer in 2006 or 2007.

(2)     All stock award amounts for restricted stock granted by Windstream reflect 2008 compensation expense calculated in accordance with SFAS 123(R) as described in the Annual Report on Form 10-K for fiscal year ended December 31, 2008.

(3)    No options have been granted by Windstream.

(4)    Amounts for 2008 for Messrs. Gardner, Whittington, Clancy and Crane include $228,408, $2,471, $31,583, and $49,434, respectively, for increase in pension value. Mr. Gardner did not receive above-market earnings on non-qualified deferred compensation in 2008.

(5)    “All Other Compensation” in 2008 includes (i) company matching contributions under the Windstream 401(k) Plan for Messrs. Gardner, Whittington, Fletcher, Crane and Clancy in the amounts of $11,500, $15,675, $18,750, $15,675, and $13,800, respectively, (ii) the valuation of the individual’s personal use of company plane based on the incremental cost to the company of such usage, which primarily includes costs for fuel, maintenance charges allocable to such use, and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots and other general charges related to ownership of the aircraft, (iii) imputed income for value over $50,000 of life insurance coverage provided by the Company,

(iv) payment of initial or annual country club dues, and (v) up to $5,000 in taxable dollars for reimbursement of financial planning and related expenses.

Information On Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Windstream during 2008 to the individuals named below. All equity grants made in 2008 were made pursuant to Windstream’s 2006 Equity Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Target (#) (2)
Jeffery R. Gardner	2/6/08	495,500	991,000	1,982,000	327,272	-0-	3,599,992
Brent Whittington	2/6/08	175,000	350,000	700,000	40,909	40,909	899,998
John P. Fletcher	2/6/08	144,375	288,750	577,500	27,272	27,272	599,984
Richard J. Crane	2/6/08	77,500	155,000	310,000	17,045	17,045	374,990
Robert G. Clancy	2/6/08	57,000	114,000	228,000	11,363	11,363	249,986

(1)    There is currently no threshold or maximum for the equity incentive plan awards.

(2)     Equity awards vest in one-third (1/3) annual increments based on the achievement of specified levels of OIBDA for three annual performance periods for the calendar years of 2008, 2009 and 2010, and subject to continuous employment through the applicable anniversary of the grant date.

(3)    Equity awards vest ratably in one-third (1/3) annual increments subject to continuous employment through February 15, 2011.

(4)    Grant date fair value calculated using the closing price of Windstream common stock on February 6, 2008, which was $11.00.

The following table shows information regarding outstanding awards under the Windstream equity incentive plans held by the individuals named below as of December 31, 2008. All awards represent grants of restricted stock under Windstream’s 2006 Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards (1)
	Time-Based Vesting Restricted Stock		Performance-Based Vesting Restricted Stock
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffery R. Gardner	-0-	-0-	200,102(3)	1,840,938
	-0-	-0-	112,536(4)	1,035,331
	-0-	-0-	327,272(5)	3,010,903

			639,910	5,887,172
Brent Whittington	16,120(6)	148,304	-0-	-0-
	39,682(7)	365,074	-0-	-0-
	14,629(8)	134,587	14,629(4)	134,587
	40,909(9)	376,363	40,909(5)	376,363

	111,340	1,024,328	55,538	510,950
John P. Fletcher	12,566(6)	115,607	-0-	-0-
	37,698(7)	346,822	-0-	-0-
	11,253(8)	103,528	11,253(4)	103,528
	27,272(9)	250,902	27,272(5)	250,902

	88,789	816,859	38,525	354,430
Richard J. Crane	7,668(6)	70,546	-0-	-0-
	11,904(7)	109,517	-0-	-0-
	5,626(8)	51,759	5,626(4)	51,759
	17,045(9)	156,814	17,045(5)	156,814

	42,243	388,636	22,671	208,573
Robert G. Clancy	6,975(6)	64,170	-0-	-0-
	19,841(7)	182,537	-0-	-0-
	5,064(8)	46,589	5,064(4)	46,589
	18,867(10)	173,577	-0-	-0-
	11,363(9)	104,539	11,363(5)	104,539

	62,110	571,412	16,427	151,128

(1)    Windstream has no outstanding awards of stock options.

(2)    Market value calculated using the closing price of Windstream common stock on December 31, 2008, which was $9.20.

(3)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending August 1, 2009 if Windstream also achieves the performance objective for the period January 1 – December 31, 2008.

(4)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2010 if Windstream also achieves the performance objectives for three annual performance periods for the calendar years 2007, 2008 and 2009.

(5)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2011 if Windstream also achieves the performance objectives for three annual performance periods for the calendar years 2008, 2009 and 2010.

(6)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending August 1, 2009.

(7)    Shares vest in full August 1, 2009.

(8)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2010.

(9)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2011.

(10)    Shares vest in full on November 15, 2010.

The following table shows information regarding the exercise or vesting of equity-based awards of Windstream during 2008 by the individuals named below.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffery R. Gardner	56,268	(2)	680,843
	200,102	(3)	2,367,207
Brent Whittington	14,630	(2)	177,023
	16,120	(3)	190,700
John P. Fletcher	11,254	(2)	136,173
	12,566	(3)	148,656
Richard J. Crane	5,628	(2)	68,099
	7,669	(3)	90,724
Robert G. Clancy	5,064	(2)	61,274
	6,976	(3)	82,526

(1)    Windstream does not grant stock options and had no exercises in 2008.

(2)    Shares vested on February 15, 2008 with a closing price of $12.10.

(3)    Shares vested on August 1, 2008 with a closing price of $11.83.

Pension Benefits

The following is a brief summary of the material terms of the retirement plans maintained by Windstream.

Windstream Pension Plan.    Windstream maintains the Windstream Pension Plan (“Pension Plan”), which is a tax-qualified defined benefit plan. The Pension Plan generally covers salaried and non-salaried employees of Windstream and those subsidiary companies that have adopted the Pension Plan. Accruals are frozen for non-bargaining employees except for those employees who attained age 40 with two years of vesting service as of December 31, 2005, which will end on December 31, 2010. Of our named executive officers, only Messrs. Gardner, Clancy and Crane were eligible for continuing accruals under the Pension Plan as of the end of 2008.

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, at five years of service or at the fifth anniversary of participation). The accrued benefit is also payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 60) or at or after age 60 with 15 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 65 for a participant whose benefit commences before age 62). As of the end of 2008, no named executive officers satisfied the foregoing age and service requirements to commence receipt of an early retirement benefit under the Pension Plan.

For deferred vested participants (i.e. those who terminate employment before early retirement), the accrued benefit is payable in a monthly life annuity beginning at normal retirement age. If a deferred vested participant has 15 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 60 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65), and, if the deferred vested participant has at least 20 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 55 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65).

For a participant eligible for normal retirement or early retirement, payment is also available in actuarial equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50%, 75% or 100%, as elected, of the reduced monthly amount, or in an actuarial equivalent 10-year certain-and life annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. For a married deferred vested participant, payment is also available in the form of an actuarial equivalent joint and 50% or 75% surviving spouse annuity, as elected. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity that would have been payable to the participant beginning on the later of when the participant died or would have been eligible to commence a benefit.

Under the Pension Plan, post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of vesting service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus 0.4% of that part of the participant’s compensation in excess of the Social Security taxable wage base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by 0.05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of 0.25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to 0.4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds his or her Social Security covered compensation, multiplied by his years of pre-1988 credited service.

Windstream Benefit Restoration Plan.    The Windstream Benefit Restoration Plan (“BRP”) contains an unfunded, unsecured pension benefit for a group of highly compensated employees. As with the Pension Plan, accruals are frozen for employees, except for those employees who attained age 40 with two years of vesting service as of December 31, 2005, which will end on December 31, 2010. Of Windstream’s named executive officers, only Messrs. Gardner, Clancy and Crane participated in the pension benefit of the BRP as of the end of 2008. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($230,000 for 2008) over (y) the participant’s regular Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65 regardless of the actual form or timing of payment). If the participant has not attained age 65 on the date his benefit is scheduled to commence, the BRP benefit is reduced to the extent, as the Pension Plan benefit would have been reduced as in effect on December 31, 2008. For purposes of the preceding calculations, compensation has the same meaning provided in the foregoing description of the Pension Plan. The payment of a participant’s retirement benefit under the BRP shall commence as of the first day of the first month following the later of (i) his 60th birthday or (ii) the six-month anniversary of the participant’s separation from service. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. The benefit will be paid in one lump sum payment if the actuarial present value is less than $30,000. To the extent permitted by 409A, the Benefits Committee may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the named executive officers were yet eligible to commence their benefit under the BRP as of the end of 2008.

The following table shows certain information regarding benefits under the Windstream Pension Plan as of December 31, 2008 for the individuals named below.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffery R. Gardner	Pension Plan	10	147,495	-0-
	Benefit Restoration Plan	-	961,285	-0-
Brent Whittington	Pension Plan	3.5	22,477	-0-
	Benefit Restoration Plan	-	-	-0-
John P. Fletcher	-	-	-	-
Richard J. Crane	Pension Plan	8.42	172,217	-0-
	Benefit Restoration Plan	-	60,989	-0-
Robert G. Clancy	Pension Plan	10	106,909	-0-
	Benefit Restoration Plan	-	26,597	-0-

(1)    The plans recognize all prior years of service under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan.

(2)    The present value of accumulated benefits includes the present value of the benefits transferred from the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan as part of the spin-off. The present value of accumulated benefits was calculated based on retirement at age 60 with 20 years of credited service, current compensation as of December 31, 2008, no pre-retirement decrements, the RP-2000 combined healthy mortality table (projected to 2009), and a 6.18% discount rate, which is the same rate used for preparing Windstream’s consolidated financial statements.

Non-Qualified Deferred Compensation

The Windstream 2007 Deferred Compensation Plan (the “2007 Plan”) is a non-qualified deferred plan offered to the executive officers and other key employees. Participants may defer up to 25% of base salary and 50% of bonus. The plan also allows the company to make matching contributions over the IRS limits. The company matched 6% of compensation between the 401(k) qualified plan and the non-qualified plan for 2008. For 2009, that amount will be 4%. Participant accounts are credited with earnings based on a portfolio of investment funds. For amounts deferred prior to 2008, accounts are credited with earnings based on the prime rate in effect on the first business day of the following calendar year, plus 200 basis points (i.e. 5.25% for 2008). Of our named executive officers, only Mr. Gardner is eligible for interest based on the prime rate + 2% (“1998 Fund”). The balance included in the 1998 Fund will be accelerated upon change of control.

Payments are made under the 2007 Plan in cash at certain future dates as specified by the participants or upon separation of service.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Windstream Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2008 ($)
Jeffery R. Gardner	252,945	55,446	51,653	—	3,448,685
Brent Whittington	206,447	8,142	(101,404)	—	211,170
John P. Fletcher	—	12,686	223	—	12,909
Richard J. Crane	117,791	2,797	(67,096)	—	158,945
Robert G. Clancy	47,316	1,775	(24,308)	—	70,164

(1)    These amounts are also included in the “Salary” and the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)    There were no “above-market earnings” for 2008.

Potential Payments Upon Termination or Change-in-Control

Windstream has entered into certain agreements and maintains certain plans and arrangements that require Windstream or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change-in-control of Windstream. The estimated amount of compensation and benefits payable or provided to each named executive officer in each situation is summarized below, assuming that the triggering event occurred on the last day of the 2008 fiscal year. The actual amounts that would be paid to each named executive officer upon certain terminations of employment or upon a change-in-control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below are in addition to the benefits to which the named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the sections above titled “Pension Benefits” and the “Nonqualified Deferred Compensation”. Please refer to those sections for a description of Windstream’s retirement plans and programs. This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”

Windstream does not maintain any plans or arrangements that would provide benefits to its named executive officers solely as a result of a voluntary termination without “good reason” or an involuntary termination for “cause” (each as defined under the heading “Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Windstream has entered into an Employment Agreement with Mr. Gardner. Under the Employment Agreement, if Windstream or its affiliates terminated Mr. Gardner’s employment without “cause” (as defined below) or if Mr. Gardner terminated his employment with Windstream or its affiliates for “good reason” (as defined below) on December 31, 2008, then Windstream would have been obligated to pay Mr. Gardner, in a lump sum, approximately $2,973,000. This severance benefit under the Employment Agreement equals two times his annual base salary plus his target annual cash incentive, as this amount was higher than actual payment for 2007. If termination occurred in 2009, under this scenario, the payout for the cash incentive opportunity would be at the actual amounts for 2008 which is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The Employment Agreement provides that upon termination of employment, Mr. Gardner is prohibited from soliciting employees or customers or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, he is required to sign a release of all claims against Windstream prior to receiving severance benefits under the agreement.

For purposes of the Employment Agreement, the term “cause” generally means (i) the willful failure by Mr. Gardner substantially to perform his duties to Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of Mr. Gardner for any felony; (iii) gross negligence or willful misconduct by Mr. Gardner that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the reputation or business of Windstream or any affiliate; (iv) a material violation by Mr. Gardner of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by Mr. Gardner of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by Mr. Gardner that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by Mr. Gardner of any non-solicitation, non-disparagement or confidentiality restrictions.

For purposes of the Employment Agreement, the term “good reason” generally means the occurrence, without the executive’s express written consent, of any one or more of the following: (i) any action of Windstream or its affiliates that results in a material adverse change in Mr. Gardner’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (ii) a material reduction by Windstream in Mr. Gardner’s compensation; (iii) the failure of the Board of Directors to nominate Mr. Gardner for election or re-election to the Board; or (iv) a material breach by Windstream of any provision of the Employment Agreement. Before Mr. Gardner may resign for “good reason”, Windstream must have an opportunity within 30 days after receipt of notice to cure the “good reason” conditions. Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Gardner’s compensation if other components of his compensation are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Gardner does not earn cash bonuses or benefit from equity incentives awarded to him because the performance goals or targets were not achieved; and (iii) the suspension of Mr. Gardner for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Death or Disability

Windstream would have been obligated to provide each of the executive officers listed below (or his beneficiary) with the following estimated payments in the event that he had died or become “disabled” (as defined below) while employed with Windstream on December 31, 2008.

Name	Accelerated Vesting of Restricted Shares (1) ($)	Accelerated Vesting of Annual Incentive Compensation ($)	Total for Death or Disability ($)
Jeffery R. Gardner	5,887,172	1,787,554	7,674,726
Brent Whittington	1,535,278	631,326	2,166,603
John P. Fletcher	1,171,289	520,844	1,692,133
Richard J. Crane	597,209	279,587	876,796
Robert G. Clancy	722,540	205,632	928,172

(1)    The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s common stock on December 31, 2008 of $9.20 per share.

Accelerated Vesting of Restricted Shares.    In the event that an executive officer listed above died or became permanently disabled (as determined by the Compensation Committee in its sole discretion) and while employed with Windstream, then his unvested restricted stock or performance based restricted stock would have immediately vested in full.

Performance Incentive Compensation Plan.    During 2008, each of the named executive officers participated in the Performance Incentive Compensation Plan, which is an annual bonus plan. If either executive died or became “disabled” during the year, then his or her 2008 annual bonus under the Performance Incentive Compensation Plan would have been pro-rated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year and paid in a lump sum following the end of the year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity resulting from a felonious enterprise; chronic alcoholism or addiction to drugs or abuse; and self-inflicted injury or illness.

Change-in-Control

In general, Windstream does not maintain any plans or arrangements that would provide benefits to the named executive officers solely as a result of a change-in-control (as defined under the heading “Qualifying Termination Following Change-in-Control” below). However, Mr. Gardner would receive a lump sum payment of his account balances maintained under the 1998 fund of the Windstream 2007 Deferred Compensation Plan upon a change-in-control. All other non-qualified balances would only be subject to payment following a qualifying termination following a change in control. Please refer to the section above entitled “Nonqualified Deferred Compensation” for more information.

Qualifying Termination Following Change-in-Control

Each executive officer listed below would have been entitled to the following estimated payments and benefits from Windstream or its successor if a change-in-control (as defined below) occurred on December 31, 2008 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in-control.

Name	Cash Severance ($) (1)	Cash Equivalent for Health Care Premiums ($)	Outplacement Services ($)	Excise Tax Gross-Up (2) ($)	Accelerated Vesting of Restricted Shares (3) ($)	Total on a Qualifying Termination Following a Change-in-Control ($)
Jeffery R. Gardner	6,937,000	39,461	50,000	-0-	5,887,172	12,913,633
Brent Whittington	2,900,000	37,366	50,000	1,552,394	1,535,278	6,075,038
John P. Fletcher	2,392,500	39,461	50,000	1,130,102	1,171,289	4,783,352
Richard J. Crane	1,085,000	24,911	25,000	500,223	597,209	2,232,343
Robert G. Clancy	912,000	23,846	25,000	416,242	722,540	2,099,628

(1)    This amount includes the annual incentive compensation at target for the year of termination. Actual 2008 payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)    Because the excise tax gross-up is calculated based on the average compensation of an executive officer over the five years prior to a change-in-control, Windstream expects the amount of potential tax gross-up liability to decrease in the future as Windstream executives increase their tenure in their existing positions.

(3)    The value of the accelerated vesting of restricted shares equals the product of (i) the number of unvested shares as of December 31, 2008, multiplied by (ii) the closing price of Windstream’s common stock on December 31, 2008 of $9.20 per share.

Change-in-Control Agreements.    Windstream has a Change-in-Control Agreement with certain of its executive officers, including its executive officers listed in the above table. The agreements provide that a covered executive would be entitled to certain severance benefits if, during the two-year period following a change-in-control (as defined below), Windstream terminates the executive’s employment without “cause” (as defined below) or the executive terminates his employment with Windstream for “good reason” (as defined below). In general, the executive officers would be entitled to receive, in a lump sum, the following amounts pursuant to the Change-in-Control Agreements:

•

Three times for Messrs. Gardner, Whittington and Fletcher and two times for Messrs. Clancy and Crane the sum of the executive’s base salary and target annual incentive compensation (in each case, as in effect on the date of the change-in-control, or if higher, on the date of termination);

•	Pro-rated amount of target annual incentive compensation for the year of termination;

•	A cash equivalent for three years for Messrs. Gardner, Whittington and Fletcher and two times for Messrs Clancy and Crane of health care premiums; and

•	Outplacement services with a value of no more than $50,000 for Messrs. Gardner, Whittington and Fletcher or $25,000 for Messrs. Clancy and Crane.

Terminated executives are prohibited from soliciting employees or customers or competing against Windstream or the acquiring or successor entity for a one-year period and are subject to a confidentiality restriction. Moreover, a terminated executive is required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the agreement.

Excise Tax Gross-Up.    On or after a change-in-control, the named executive officers listed above may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Windstream or its successor is obligated under the Change-in-Control Agreements to reimburse each such named executive officer for all Section 4999 excise taxes that are imposed on him, whether as a result of payments received under his Change-in-Control Agreement or otherwise, and any income, employment and excise taxes that are payable by the executive as a result of such reimbursements. If, however, the aggregate parachute payments do not exceed 110% of the maximum total payments that could be made without triggering the excise tax under Section 4999, then the parachute payments would be automatically reduced to such maximum amount and no gross-up payment would be made. In general, the reimbursements would be made to the named executive officers by Windstream or its successor at the same time that the payments or benefits subject to the excise tax are paid or provided. The total tax gross-up amount in the above table assumes that (i) the excise tax rate is 20%, the federal income tax rate is 35%, the Medicare tax rate is 1.45%, and the state and local tax rate is 7%, and (ii) no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-solicitation or non-competition covenants contained in the Change-in-Control Agreements. The calculations exclude benefits paid from qualified plans or the BRP.

Accelerated Vesting of Restricted Shares.    All unvested restricted stock or performance-based restricted stock held by the named executive officers listed above would have become vested if a change-in-control (as defined below) occurred on December 31, 2008 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in-control.

Definitions.    For purposes of the Change-in-Control Agreements and the restricted shares described above for all executive officers, the following terms have the meanings set forth below:

•	Change-in-control. A change-in-control generally means any of the following: (i) an acquisition of 50% or more of Windstream’s common stock; (ii) a change in the membership of Windstream’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of more than 50% of Windstream’s assets in which any one of the following is true: Windstream’s pre-transaction shareholders do not hold at least 50% of the combined enterprise; there is a 50%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in Windstream); or the members of Windstream’s board of directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholders approve a complete liquidation of Windstream.

•

Cause. In general a termination is for cause if it is for any of the following reasons: (i) the willful failure by the executive substantially to perform his duties with Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of the executive for any felony; (iii) the willful misconduct by the executive that is demonstratively and materially injurious to Windstream or its affiliates, monetarily or otherwise; (iv) a material violation by the executive of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by the executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the executive that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by the executive of any non-solicitation or confidentiality restrictions.

•

Good Reason. In general a termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer or a substantial adverse change in the nature or status of the executive’s responsibilities; (ii) a reduction by Windstream in the executive’s annual base salary; (iii) the relocation of the principal executive offices of Windstream by more than 35 miles or Windstream’s requiring the executive to be based anywhere other than its principal executive offices; (iv) the failure by Windstream to pay to the executive any portion of the executive’s current compensation, deferred compensation or business expense reimbursements; (v) the failure by Windstream to continue in effect any compensation plan in which the executive participates unless an equitable alternative arrangement has been made, or the failure by Windstream to continue the executive’s participation in those plans; (vi) the failure by Windstream to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of Windstream’s retirement, welfare and fringe benefit plans; (vii) any purported termination by Windstream of the executive’s employment that is not effected in accordance with the terms of the Change-in-Control Agreement; or (viii) any failure by Windstream to require the successor to assume the agreement.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Windstream’s consolidated financial statements for the fiscal year ending December 31, 2009. Windstream is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Windstream’s independent auditors for 2009, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Windstream to seek stockholder ratification of the independent auditor selection. PwC also served as Windstream’s independent auditor during 2007 and 2008 in connection with the audits of the 2007 and 2008 fiscal years and as Alltel Holding Corp’s auditor during 2006 in connection with the audit of the carve-out financial statements that were prepared for Alltel Holding Corp in connection with the Alltel spin-off and Valor merger. Information regarding PwC’s fees for 2007 and 2008 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the 2009 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL – EXECUTIVE COMPENSATION ADVISORY VOTE

The stockholder proposal, which follows, is a verbatim submission by the Communications Workers of America General Fund (“Fund”) of 501 Third Street, N.W., Washington, DC 20001-2797 (who has notified Windstream that it is the beneficial owner of Windstream common stock valued at more than $2,000), for consideration by Windstream stockholders. All statements therein are the sole responsibility of the Fund.

RESOLVED, that the shareholders of Windstream Corporation request that the board of Directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy, Aflac submitted an Advisory vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date ten other companies have agreed to an Advisory vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe company leaders should adopt an Advisory Vote voluntarily before required by law.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

We urge Windstream’s board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors unanimously recommends a vote “AGAINST” the Stockholder Proposal for the following reasons:

This proposal seeks to solicit a non-binding vote from stockholders regarding the compensation provided to the executives named in the Company’s Summary Compensation Table (the “Named Executive Officers”). For the reasons explained below, the Directors believe that adopting the proposal is unnecessary and not in the best interest of the Company and its stockholders.

The Board believes that its Compensation Committee uses an effective process for establishing executive compensation. The Compensation Committee is responsible for establishing and maintaining a competitive and fair compensation policy that attracts, motivates and retains the talented employees necessary to execute the Company’s strategies and achieve its goals. To this end, the Committee, which is comprised entirely of independent directors, is responsible for setting compensation for the CEO and recommending the compensation of the other senior executives. When establishing programs or setting compensation levels, the Committee makes numerous complicated and inter-related decisions, all requiring judgment and careful consideration of various relevant factors.

In addition, the Compensation Committee considers both public and confidential information about the Company’s strategies and performance when assessing executive performance and setting compensation. Some of this information could not be made available to stockholders without also providing proprietary competitive data to the Company’s competitors. As proposed, stockholders would therefore be asked to endorse or reject compensation decisions without complete information or, alternatively, to have the Company disclose competitive information in a public document.

Although the Board believes that the Committee is in the best position to determine executive compensation levels, the Board believes that the Company’s investors are a crucial stakeholder whose views should be heard and considered. Stockholders who wish to express their opinions on the Company’s executive compensation strategy, or any other matter of interest to the Company, are therefore encouraged to do so by writing a member of the Board, including any member of the Compensation Committee, at

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

The Board believes that this approach facilitates a sharing of stockholder views and is ultimately more meaningful and useful to the Board than a non-binding advisory vote that is based on incomplete information.

Windstream does not have a classified or staggered Board of Directors, so stockholders have the opportunity to vote for the election of each member of the Compensation Committee at each annual meeting of stockholders. Accordingly, Windstream stockholders already have an adequate mechanism to express on an annual basis their approval or disapproval of the executive compensation of Windstream.

The proponent recommends that stockholders be asked to ratify compensation paid to the Company’s named executive officers and that stockholders be provided narrative disclosures of material factors necessary to an understanding of the Summary Compensation Table. The Summary Compensation Table and the Compensation Discussion and Analysis of this proxy statement describe in detail the philosophy and principles under which compensation is paid to the Company’s named executive officers. The Board believes that these disclosures provide the information requested by the proponent and that the additional narrative disclosure sought by the proponent is therefore duplicative and unnecessary.

While advisory votes might be useful if stockholders didn’t have other methods for expressing their opinions, the advisory vote contemplated by the proposal would benefit neither Windstream or its stockholders. The Compensation Committee would receive no clear guidance regarding the message the vote is intended to convey, nor would it communicate the views of the stockholders as to the merits, perceived inadequacies or proposed enhancements to refinements of the compensation package provided to the named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL – INDEPENDENT CHAIRMAN OF THE BOARD

The stockholder proposal, which follows, is a verbatim submission by the International Brotherhood of Electrical Workers’ Pension Benefit Fund (IBEW PBF) (“Fund”) of 900 Seventh Street, N.W., Washington, D.C. 20001 (who has notified Windstream that it is the beneficial owner of Windstream common stock valued at more than $2,000), for consideration by Windstream stockholders. All statements therein are the sole responsibility of the Fund.

RESOLVED: The shareholders of Windstream Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director – as defined by the rules of the New York Stock Exchange (“NYSE”) – be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

The wave of corporate scandals at such companies as Enron, WorldCom and Tyco resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a Board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We also believe that it is worth noting that many of the companies that were embroiled in the financial turmoil stemming from the recent crisis in the subprime mortgage market (Bank of America, Bear Stearns, Citigroup, Countrywide, Lehman Brothers, Merrill Lynch, Morgan Stanley, Wachovia and Washington Mutual) did not have an independent Chairman of the Board of Directors.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors unanimously recommends a vote “AGAINST” the Stockholder Proposal for the following reasons:

The Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the best person to serve as Board chairman, whether or not that person is an independent director. Currently, the Board selects the Board chairman annually based upon the recommendation of the Governance Committee, which is comprised solely of independent directors. Although the Board may choose to select an independent Board chairman if appropriate in the future, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner. In addition, Windstream already has in place a corporate governance structure that provides substantial independent oversight of the CEO and senior management.

Our Board annually selects the position of Chairman and has selected a separate Chairman from the position of CEO since the inception of Windstream in 2006. We also have an independent and active Lead Director who serves as Chair of the Governance Committee, presides over regular executive sessions of the independent directors that generally occur at the end of each regular Board meeting, and oversees the self-evaluation that we conduct annually to assess the effectiveness of the Board and its Committees.

Windstream also has a substantial majority of independent directors, with only Messrs. Gardner and Frantz not qualifying as independent. With 7 of 9 directors qualifying as independent, we exceed the NYSE listing requirement for a majority of independent directors. Furthermore, all of the Committees of the Board are comprised solely of independent directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders who intend to present proposals at the 2010 Annual Meeting, and who wish to have those proposals included in Windstream’s proxy statement for the 2010 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, prior to November 23, 2009. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Windstream’s 2010 Annual Meeting.

CERTAIN TRANSACTIONS

In 2006, Windstream adopted a procedure for the review and approval of related party transactions. The Governance Committee is responsible for the review and approval of transactions covered by the policy, although transactions can also be approved by the disinterested members of the Board of Directors.

Under the policy, the Governance Committee or the Board must approve any transaction in which Windstream is a participant, the amount involved exceeds $60,000, and in which any covered person has a direct or indirect material interest. To be approved, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or is otherwise determined to be fair and in the best interests of Windstream. A transaction does not include the provision of services, the sale of products or other transactions conducted by Windstream in the ordinary course of business and on terms generally available to employees or customers. A transaction also does not include an employment or service relationship involving a director or executive officer and any related compensation resulting from that relationship that is approved by Windstream’s Compensation Committee or is disclosed in the proxy statement pursuant to the SEC’s executive compensation rules. The persons covered by the policy are Windstream’s directors, director nominees, and executive officers, an immediate family member of any of the foregoing, and any entity that is controlled by any of the foregoing persons.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Windstream’s directors and executive officers, and persons who own more than ten percent of Windstream’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock. To Windstream’s knowledge, based solely upon a review of copies of reports provided by those individuals to Windstream and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2008, Windstream believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met.

ANNUAL REPORT

The 2008 Annual Report accompanies this proxy statement, which incorporates a copy of Windstream’s 2008 Form 10-K report, including the consolidated financial statements and the financial statement schedules thereto.

For stockholders who elect to receive proxy materials by mail and not electronic delivery, only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to such stockholders who share an address, unless Windstream has received contrary instructions from one or more of the stockholders. Windstream will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered by mail upon the written or oral request from that stockholder to Windstream at the foregoing address or by calling (501) 748-7000. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate distribution by mail of Windstream’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving by mail multiple copies of Windstream’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify Windstream at: Investor Relations, Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

AUDIT AND NON-AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) has been selected as Windstream’s independent auditors for 2009. The following discussion presents fees for services rendered by PwC for 2008 and 2007.

Audit Fees

The aggregate fees incurred for professional services rendered for the audit of Windstream’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2008 and December 31, 2007, and the review of the financial statements included in Windstream’s Forms 10-Q for each of such fiscal years were $2,676,919 and $3,461,157, respectively.

Audit-Related Fees

The aggregate fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of Windstream’s consolidated financial statements and are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2008 and 2007 were $-0-, and $732,000, respectively, which amounts were incurred for the audit of the directory publishing business. The amounts for 2007 exclude $422,700 of fees related to the carve-out audit of the directory publishing business paid by Windstream but reimbursed by the buyer in 2007.

Tax Fees

Windstream incurred $105,524 for fees for tax consulting services by PwC for the fiscal year ended December 31, 2008, and incurred $14,494 for tax services for the fiscal year ended December 31, 2007.

All Other Fees

Windstream incurred $0 and $4,260 fees during 2008 and 2007 for subscriptions to PwC’s online accounting research system.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered herein regarding “Audit-Related Fees”, “Tax Fees” and “All Other Fees” was compatible with maintaining such independence. All services to be performed for Windstream by PwC must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy provides that Windstream may engage PwC for non-audit services (i) only if such services are not prohibited from being performed by PwC under the Sarbanes-Oxley Act of 2002 or any other applicable law or regulation and (ii) if such services are tax-related services, such services are one or more of the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. The pre-approval policy provides that the Audit Committee, or any individual member of the Audit Committee who has been designated with authority to pre-approve audit or non-audit services to be performed by PwC, must pre-approve the engagement of PwC to perform such non-audit services, and any request for approval for PwC to perform a permitted non-audit service must be accompanied by a discussion of the reasons why PwC should be engaged to perform the services instead of an alternative provider.

OTHER MATTERS

The management and the Board of Directors of Windstream do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

Under Windstream’s Bylaws, nominations for director may be made only by the Board or by a Windstream stockholder who has delivered timely notice of such stockholder’s intent to make such nomination in writing to the Secretary of Windstream. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Windstream (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.

The stockholder’s notice of nomination shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to the stockholder and any “stockholder associated person” (as such phrase is defined below) giving the notice (A) the name and address, as they appear on the Windstream’s books, of such stockholder and any stockholder associated person, (B) the class and number of shares of Windstream which are beneficially owned by such stockholder and also which are owned of record by such stockholder, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock; and (3) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person, (B) the class and number of shares of Windstream which are beneficially owned by such person, (C) a representation that the stockholder is a holder of record of stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination. A stockholder associated person means, with respect to a stockholder, (1) any person directly or indirectly controlling, controlled by or under common control with, or directly or indirectly acting in concert with, such stockholder and (2) any beneficial owner of shares of Windstream stock owned of record or otherwise by such stockholder

The Bylaws also provide that no other business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Windstream stockholder entitled to vote who has delivered timely notice to Windstream. These requirements apply to any matter that a Windstream stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. For business to be properly brought before an annual meeting, such proposed business must constitute a proper matter for stockholder action. For a stockholder to provide timely notice of a proposed action, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Windstream, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first.

A stockholder’s notice of proposed business (other than director nominations) must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, (2) the reason for conducting such business and any material interest of the stockholder and any stockholder associated person, individually or in the aggregate, including any anticipated benefit to the stockholder or stockholder associated person, (3) the name and address, as they appear on Windstream’s books, of the stockholder proposing such business and of any stockholder associated person, (4) the class and number of shares of Windstream common stock which are beneficially owned by the stockholder and by any stockholder associated person, (5) a representation that the stockholder is a holder of record of common stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal, and (7) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock.

All notices of stockholder nominations for director or other proposed business must be delivered in writing to the Corporate Secretary of Windstream at the principal executive offices of Windstream at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

Windstream will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Windstream, personally or by telephone or electronic means. In the event the management of Windstream deems it advisable, Windstream may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Windstream, in the event of such an engagement, likely would not exceed $20,000. Windstream will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and the New York Stock Exchange.

The material referred to in this proxy statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

IT IS IMPORTANT THAT ALL SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO VOTE AS SOON AS POSSIBLE ON THE INTERNET, BY TELEPHONE, OR BY MAIL.

Dated: March 23, 2009	By Order of the Board of Directors,
John P. Fletcher, Secretary

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 6, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/WIN • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the

    United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

  • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:				Ê
	01 - Carol B. Armitage	02 - Samuel E. Beall, III	03 - Dennis E. Foster
	04 - Francis X. Frantz	05 - Jeffery R. Gardner	06 - Jeffrey T. Hinson
	07 - Judy K. Jones	08 - William A. Montgomery	09 - Frank E. Reed

	☐	Mark here to vote FOR all nominees

	☐	Mark here to WITHHOLD vote from all nominees
					01	02	03	04	05	06	07	08	09

	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.			☐	☐	☐	☐	☐	☐	☐	☐	☐
											For	Against	Abstain

2. Ratify the appointment of PricewaterhouseCoopers, LLP as Windstream’s Independent registered public accountants for 2009											☐	☐	☐

B	Stockholder Proposal — The Board of Directors recommends a vote AGAINST Proposals 3 and 4.

		For	Against	Abstain							For	Against	Abstain

3. Executive Compensation Advisory Vote		☐	☐	☐		4. Proposal to Require an Independent Chairman of the Board					☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Ê

Receive Proxy Materials Electronically

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Windstream a significant portion of the costs associated with printing and mailing annual meeting materials, and Windstream encourages stockholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your email address while voting online, or register at www.eTree.com/windstream.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Windstream Corporation

Notice of 2009 Annual Meeting of Stockholders

Wednesday, May 6, 2009

11:00 a.m. local time

The Capital Hotel

111 West Markham Street

Little Rock, Arkansas 72201

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 6, 2009.

The undersigned hereby appoints Jeffery R. Gardner and John P. Fletcher, or either of them, with full power of substitution, as proxies and attorneys-in-fact with the power of substitution to represent the undersigned and to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on May 6, 2009, and at any postponements or adjournments thereof, in accordance with and as more fully described in the Notice of 2009 Annual Meeting of Stockholders and the Proxy Statement, receipt of which is acknowledged. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2 and “AGAINST” Proposals 3 and 4.